Exhibit 99.1

                                   Schedule I

         (1) This Form 3 is being filed because the Reporting Person, along with FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Japan Energy Electronic Materials Inc. and Thomas E. Epley (collectively, the "Other Persons"), may be deemed to be a group with respect to the securities of AMIS Holdings, Inc., as a result of Merchant Capital, Inc. ("MCI"), an indirect wholly owned subsidiary of the Bank (as defined below), and the Other Persons being signatories to that certain First Amended and Restated Shareholders' Agreement, dated as of September 26, 2003. The Reporting Person disclaims beneficial ownership of the common stock of the issuer directly beneficially owned by any of the Other Persons.

         (2) These shares are held by MCI, a New York corporation and a registered investment advisor. MCI is a wholly owned subsidiary of Merchant Holding, Inc. ("MHI"), a Delaware corporation and holding company. MHI is a wholly owned subsidiary of Credit Suisse First Boston Merchant Bank, Inc. ("CSFB-MBI"), a Delaware corporation and holding company. CSFB-MBI is a wholly owned subsidiary of Credit Suisse First Boston Management LLC ("CSFB-MLLC"), a Delaware limited liability company which engages in derivative transactions and holds a portfolio of private equity, distressed assets and real estate investments. CSFB-MLLC is a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company.

          (3) Credit Suisse First Boston, Inc. ("CSFBI") is a Delaware corporation that owns all of the voting stock of CSFB-USA.

         (4) This Form 3 is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of CSFBI. The ultimate parent company of the Bank and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland.

         The ultimate parent company of the Bank is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company with two distinct business units. In addition to the CSFB business unit, CSG is comprised of the Credit Suisse Financial Services business unit (the "Credit Suisse Financial Services business unit"), which offers investment products, private banking and financial advisory services, including insurance and pension solutions, for private and corporate clients in Europe and other markets around the world. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management and the Credit Suisse Financial Services business unit) may beneficially own shares of the securities of the issuer to which this statement relates (the "Shares") and such Shares are not reported in this statement. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management and the Credit Suisse Financial Services business unit disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit.